Exhibit 99.04

Consulting Agreement

This Agreement (“Agreement’) is made and entered into June 1, 2012 between Pazoo, Inc. (the ‘Client/Company’), and Taylor Capitol Inc., a New Jersey Corporation (the “Consultant’).

In consideration of and for the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purpose

The Client hereby retains the Consultant on a non-exclusive basis during the term specified to render general consulting services to the Company (IR), as the Client may reasonably request upon the terms and conditions set forth herein.

2.  Terms and Compensation

This Agreement shall be effective upon the date written above, and shall terminate upon the expiration of all of the following terms. Taylor Capitol, Inc., will handle IR services for Pazoo, Inc. for 3 months and to be renewed at Clients requests.

3.  Duties of Consultant

During the term of this Agreement the Consultant will provide the Company with regular and customary general consulting and non-exclusive consulting services, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the media relations and consulting services contemplated by this Agreement. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and best efforts. It is understood and acknowledged by the parties that the value of the Consultant’s services is not measurable in any quantitative manner, and that the Consultant shall not be obligated to spend any specific amount of time providing said services.

Investor Relations: $1,000 per month in cash

A.	Answer all incoming investor, broker, financial advisor and wealth manager calls, e-mails and faxes.

B.	Introduce senior level stock brokers to management when able.

C.	Screen market awareness and investment banking firms. (I know most of the firms and which firms to be cautious of).

4.  Company Information

All information concerning the Company which may be distributed via E-mails sent thru third party databases shall be provided entirely by the Company and shall include only factual information or reasonable predictions based thereon. Client agrees to coordinate with the Company to ensure that the information is made available to Consultant, and Client shall be responsible for securing from the Company a letter approving all information to be made public by the Consultant prior to its dissemination (a form letter is attached to this agreement). Consultant will not publish any company information until the Company has approved its form and content.

Said information may include information regarding the Company, including corporate structure, managements experience, financial data, business segments, historical market prices and other “public information,” Company will provide only information that is considered “Public” and available to any and all investors upon their request

5.  Consultant’s Liability

In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant’s breach of this Agreement, the Consultant shall not be liable to the Client or the Company or to ally officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where gross negligence or willful misconduct or the Consultant or the breach by the Consultant of this Agreement is alleged and proven, the Client agrees to defend, indemnify and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney’s fees paid in defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this agreement

6.  Representation

The Client represents and Warrants that the information it provides to Consultant, or that is provided by the Company to Consultant pursuant to this agreement shall be publicly available information and the Company shall not disclose to Consultant any information that would constitute insider information as that term is generally defined; that the Company shall not fail to disclose nor attempt to hide any relevant material information about the Company, its stock, its financial condition, its management, its products and/or its prospects; and that the Company shall not provide any false, inaccurate or misleading information concerning the Company to Consultant.

Client agrees to provide a letter (termed to in Paragraph 4), in a form provided by Consultant, signed by Company counsel or an Officer of the Company, giving final approval to all aspects of the services contemplated in this agreement, prior to the publication of any of the information mentioned herein.

7.  Defaults and Cancellation of Agreement

In the event the Client fails to transfer to Consultant the compensation within 20 business days from the signing of this agreement. Consultant may in its sole discretion cancel this agreement or choose to expand the amount of time for payment. Under no circumstances shall Consultant be responsible for the performance of any services until it has received payment, and performance shall be subject to scheduling requirements that shall be disclosed to the Client at the time of the signing of this agreement, which may change should the Client fail to make timely payment.

If after conducting due diligence on the Company, the Consultant concludes that for whatever reason the
Company is an unacceptable candidate for the performance of the Consultant’s regular services, Consultant may, at its discretion, cancel this agreement, in writing, and refund the compensation to the Client.

In the event it is determined at any time that the Company is engaged in any unlawful or improper activities, or it becomes clear that the Company is acting in a fashion inconsistent, with its fiduciary duty to its shareholders, the Consultant may cancel this agreement immediately. The Consultant may at its option return any unsold shares it may hold to the Client at that time.

8.  Governing Law and Severability

Any disputes under this Agreement shall be settled by binding arbitration in the state of New Jersey in accordance with the rules of the American Arbitration Association.

This agreement has been delivered in the State of New Jersey and shall be construed in accordance with the laws of New Jersey. Wherever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

9.  Miscellaneous

A.  It is understood, there is no relationship, partnership, joint venture, employment or franchise between the Consultant and the other parties.

B. This agreement contains all the terms, covenants, conditions and representations made or entered into by and between the parties hereto. No modification, amendment or waiver of any terms contained herein shall be valid or binding unless in writing, executed with the formalities hereof and signed by the party or parties effects by such writing.

C.  The parties whose signatures appears below each represent and warrant that they are authorized to enter into this agreement on behalf of the named Parties and do so with the intention of binding those Parties by the terms set forth herein.

Taylor Capitol Inc.	Pazoo, Inc.

By: /s/ Stephen A. Taylor	By: /s/ David Cunic

Print Name: Stephen A. Taylor	Print Name: David Cunic

Date: ____________________________	Date:____________________________